RealWorld

Gamifying the real estate buying experience to make the process of looking for a home easier, less stressful, and more fun.

REALWORLD

Invest

$99.22 minimum investment

DEADLINE: August 9, 2023

in 2 months

UNIT PRICE
$0.41

TOTAL RAISED
$1,301

VALUATION
$6,910,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

HIGHLIGHTS

- A simulation-style experience where users explore immersive 3D version of the houses they're really buying.
- Gamifying the real estate buying experience to make the process of looking for a home easier, less stressful, and more fun.
- Combining automation to fast-track the home buying process with the attention grabbing power of virtual worlds.

PROBLEM

Even though it's a major necessity, the process of buying a home is stressful, outdated, and complicated for many people, but especially first time buyers. According to Zillow, it takes on average 4.5 months to shop for a home, and then an additional 30-60 days once you're under contract to actually buy it. Most home buyers will view over 10 homes in 10 weeks before finding one they're reading to make an offer on — but if the offer falls through or isn't accepted, that process restarts again (realtor.com).

We are all over scheduled and constantly multitasking— barely finding time to breathe, never mind finding the time to schedule house touring appointments in between.

> **"Traditional property transactions are notorious for being too time-consuming, too complicated, and too expensive..."**
>
> ---
> *New Silver*



SOLUTION

That is where RealWorld comes in: RealWorld is a simulation style application that is designed to help you browse, buy, and sell real estate in an immersive way.

Users can have a video-game-like experience where interested buyers have the ability to view properties for sale on the application as realistically as if they were there in person at any time of the day.

Although real estate is one of the biggest and most essential industries, most of the home buying process is still very antiquated. Realworld plans to combine the ability to fast-track the process of buying and selling houses with the addictiveness of virtual reality games and applications.

> **"Now, an increasingly tech-centric public is seeking more efficient real estate solutions that will fit with their modern lifestyles."**
>
> ---
> *New Silver*

BENEFITS

Sellers: The benefit to sellers is that their property can be viewed by buyers from all over the world without inconveniencing or interrupting their schedule.

Buyers: Buyers can get a realistic 3D view of properties they're interested in from any location without feeling pressured to rush the walk through or to make a decision on the spot. And it's fun!

HOW IT WORKS

The platform is designed to automate the entire process of buying and selling a home, enabling you to be your own realtor. Sellers leverage 3D views of their property to entice buyers to view their home from anywhere in the world. Buyers can virtually visit specific houses they're interested in or simply explore the world. Users will be able to make their own avatar and profile with settings that allow them to add preferences and/or requirements as either a seller or buyer.

MARKET OPPORTUNITY

The market size of the Real Estate Sales & Brokerage industry in the U.S. was $226.8bn in 2022 (successknocks.com). The industry is expected to grow at a CAGR of more than 5% from 2022-2030, according to grandviewresearch.com.

BUSINESS MODEL

RealWorld is the app version of a real estate broker. We plan to charge a commission on transactions similar to the way a real estate broker makes money. On the RealWorld network, however, the properties and interest in properties should trade in a highly automated fashion.

TEAM



Daniel Waterman

Manager

Daniel is a realtor with Coldwell Banker Real Estate. He has been an active investor and realtor in the Bonita Springs, Florida real estate market for more than seven years. Formerly a Sales Account Manager for Industrial Ladder & Supply, he has an Associates Degree in Accounting and Business/Management from Florida SouthWestern State College.



Nathaly Benitez

Associate

Nathaly is both a Doctor of Pharmacy and an MBA, with both degrees from Nova Southeastern University, one of the largest private research universities in Florida. A former Certified Nursing Assistant at Brookdale Senior Living, Nathaly is currently a Staff Pharmacist at Walgreens. She is an avid video game player and looks forward to applying her love of games to the real estate industry.

USE OF PROCEEDS

If the offering's maximum amount of $123,849 is raised:

Use	Value	% of Proceeds
Engineering & Development	$99,079	80.0%
General & Administrative Expenses	$18,702	15.1%
Intermediary fees	$6,069	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in Realworld.com LLC, doing business as RealWorld. This offering must raise at least $10,000 by August 9, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. RealWorld may issue additional securities to raise up to $123,849, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,155,729 units
× $0.41 per unit
$7,033,849 implied valuation

PITCH DECK

RealWorld Pitch Deck

FINANCIALS

RealWorld's official name is Realworld.com LLC, so that's the name that appears in the statements below.

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on June 9, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

Jun 9, 2023 — Primary offering of 302,070 units at $0.41

Jun 9, 2023 — Filed Form C

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